Exhibit no. 3.8                                           Filed in the office of
                                                                the Secretary of
                                                    State of the State of Nevada
                                                                 May 16th, 1997.


                                 CHANNEL i INC.

                            CERTIFICATE OF AMENDMENT
                                       to
                            ARTICLES OF INCORPORATION
                                       of
                                 CHANNEL i INC.

   CHANNEL i INC., a corporation organized and existing under and by virtue of the Nevada General Corporation Law, does hereby certify that:

A. The name of the corporation is CHANNEL i INC.

B. Under the authority of Section 78.195 of the Nevada General Corporation Law, Article Fifth, Part II of the Certificate of Amendment to the Corporation's Certificate of Incorporation expressly vests authority in the Board of Directors to prescribe the series, number of each series, voting powers, designations, preferences, limitations, restrictions, and relative rights of the Corporation's preferred shares, without shareholder approval.

C. On January 31st, 1997, the Board of Directors designated 2,000,000 of the authorized and unissued shares of preferred stock of the Company as the Series A, Voting Convertible Preferred Stock of the Company. On March 24th, 1997, the Company filed a Certificate of Amendment to Articles of Incorporation, formally establishing and designating the Series A, Voting Convertible Preferred Stock. An aggregate of 298,125 of the Series A, Voting Convertible Preferred Stock have been issued, and no other share of such series have been or will be issued. The Board of Directors, as reflected in paragraph 11 of Exhibit A hereto, has cancelled the designation of 1,701,875 preferred shares heretofore designated as Series A, Voting Convertible Preferred Stock, such shares to immediately return to the status of undesignated and unissued preferred share of the Company. The designation of 2,000,000 shares of preferred stock as the Series A, Voting Convertible Preferred Stock of the Company hereby is amended to reduce the number of authorized shares of Series A, Voting Convertible Preferred Stock from 2,000,000 to 298,125 shares.

D. The Board of Directors of the Corporation has, by the unanimous written consent of its members taken on May 13th, 1997, pursuant to Section 78.315 of the Nevada General Corporation Law, duly adopted a resolution setting forth an amendment to the Certificate of Incorporation of the Corporation, designating and establishing a series of preferred stock consisting of 4,000,000 preferred shares known as the

      "SERIES B   VOTING CONVERTIBLE PREFERRED STOCK"

E. The Corporation submits this Certificate of Amendment to its Certificate of Incorporation for the purpose of establishing and designating such series of preferred stock as required by Section 78.1955 of the Nevada General Corporation Law.

F. A copy of the Resolution of Directors Establishing a Series of Shares of Preferred Stock of Channel i Inc., dated as of May 13th, 1997, setting forth the text of the amendment prescribing the series, number of each series, voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B, Voting Convertible Preferred Stock, is attached hereto as Exhibit A and is incorporated by reference in this document as if fully set forth herein.

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


G. No shares of the Series B, Voting Convertible Preferred Stock have been issued.

H. No approval of the corporation's shareholders is necessary in regard to this amendment or its filing with the Nevada Secretary of State.


In Witness Whereof, the undersigned has executed this Certificate of Amendment as of the below date:

Dated:         May 13th,   1997.                            CHANNEL i
INC.



                                          By:   "Robert Clarke"
                                                Robert Clarke,
President


Attest:


"Walter Pickering"
Walter Pickering,   Secretary.

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